Calculation of Filing Fee Tables
S-3
Bunge Global SA
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Registered shares, par value $0.01 per share	Other	65,611,831	$ 74.92	$ 4,915,638,378.52	0.0001531	$ 752,584.24
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 4,915,638,378.52		$ 752,584.24
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 752,584.24
Offering Note
[1]	1 Represents up to 65,611,831 registered shares, par value $0.01 per share (the "Stock"), of Bunge Global SA ("Registrant") that will be offered for resale by the selling stockholders pursuant to the registration statement on Form S-3 to which this exhibit is attached. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 457(c) under the Securities Act, the Proposed Maximum Offering Price Per Unit is calculated on the basis of the average of the high and low prices per the Stock reported on the New York Stock Exchange on July 9, 2025, a date within five business days prior to the initial filing of the registration statement to which the exhibit is attached